Exhibit 99.1

Kinetic Seas f/k/a Bellatora announces completion of Phase I of its data center for AI

SCHAUMBURG, IL--(PR Newswire - June 10, 2024) - Kinetic Seas Incorporated (OTC: ECGR) formerly known as Bellatora Inc is a U.S. based Artificial Intelligence, Consulting, Infrastructure, and Education Company focused on bringing practical AI solutions to businesses of all sizes.

Kinetic Seas has completed Phase I of its planned AI data center in Oak Brook Illinois. The goal of Phase I is to provide dynamic high-speed GPU and CPU resources for its consulting clients, educational programs, and internal product development. The Data Center provides a wide range of NVIDIA based GPU compute resources, a proprietary virtualization infrastructure for maximum flexibility and ease of use, and 10GB/sec Internet connectivity. Kinetic Seas collocates its data center within the Databank ORD4 facility that provides floor space, 24-hour support, connectivity, environmental controls, and utility access.

The virtualization technology developed by the Company is also provided to infrastructure consulting clients allowing the Company to assist clients in building their own AI enabled environments. The platform is based on the Proxmox open-source virtualization platform. One of its many features includes the ability for users to provision GPU and CPU resources quickly without migrating data across hosts. This greatly reduces setup time for model training and fine-tuning projects, making using an AI enabled hosting service like Kinetic Seas more practical.

The Company is currently using the platform for fine-tuning of large language models for specific industry needs and plans to begin providing educational services using the platform in the near future.

About Kinetic Seas Incorporated

On December 14, 2023, the Company appointed Edward Honour as the Chairman and CEO and announced a new five-member Board of Directors with the mission of bringing practical machine learning and Artificial Intelligence projects to the market. In January 2024, the Company moved its headquarters to Schaumburg Corporate Center in Schaumburg, Illinois and changed its name from Bellatora, Inc, to Kinetic Seas Incorporated.

Under its new leadership, the Company filed its first 10-K and 10-Q, had it's "shell-risk" designation removed, and changed audit firms to Chase Bush and Associates.

For more information about the Company, visit https://kineticseas.com.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the company’s control, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 10, 2024, and its Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024, and any other SEC filings, as amended or updated from time to time. Copies of the Company’s filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

Jeff Lozinski
COO, Kinetic Seas Incorporated
Email: Jlozinski@Kineticseas.com

Edward S Honour

CEO, Chairman
Email: Edward.Honour@Kineticseas.com
+1 888-901-8806